                                  EXHIBIT 2.1

            Merger Agreement by and among Osicom Technologies, Inc.,
               DPI Acquisition Corp., Digital Products, Inc. and
                 Certain Shareholders of Digital Products, Inc.
                            Dated as of July 1, 1996


                         Amendment to Merger Agreement
                            Dated September 12, 1996

                                MERGER AGREEMENT

                                  by and among

                           OSICOM TECHNOLOGIES, INC.,

                             DPI ACQUISITION CORP.,


                             DIGITAL PRODUCTS, INC.

                                       and

                 CERTAIN SHAREHOLDERS OF DIGITAL PRODUCTS, INC.


                            Dated as of July 1, 1996

                                TABLE OF CONTENTS

                                                                            PAGE

MERGER AGREEMENT ............................................................  1

ARTICLE I - MERGER OF ACQUISITION AND THE CORPORATION .......................  1

     1.01    The Merger .....................................................  1
     1.02.   Articles of Organization .......................................  1
     1.03.   By-Laws ........................................................  2
     1.04.   Directors and Officers .........................................  2
     1.05.   Effective Time .................................................  2
     1.06.   Effect of Merger ...............................................  2
     1.07.   Additional Actions .............................................  2
     1.08.   Conversion of Securities; Merger Consideration .................  3
     1.09.   Exchange of Certificates and Cash ..............................  4
     1.10.   Stock Transfer Books ...........................................  5
     1.11.   Market Value ...................................................  5
     1.12.   Shareholder Approval ...........................................  5

ARTICLE II - ADDITIONAL TRANSACTIONS ........................................  6

     2.01.   Peterson Employment Agreement and Options ......................  6
     2.02.   Stock Option Agreements ........................................  7
     2.03.   Confidentiality and Non-Competition Agreements .................  8
     2.04.   Board of Directors .............................................  8
     2.05.   Outstanding Options ............................................  8
     2.06.   Peterson Note ..................................................  8
     2.07.   Shareholder Loans ..............................................  8
     2.08.   Freemont Bank Loan .............................................  8
     2.09.   Restrictive Legend .............................................  8
     2.10.   Receipt of Information .........................................  9
     2.11.   Registration Rights ............................................  9

ARTICLE III - REPRESENTATIONS AND WARRANTIES OF THE
              CORPORATION ...................................................  9

     3.01.   Valid Corporate Existence; Qualification .......................  9
     3.02.   Capitalization ................................................. 10
     3.03.   Subsidiaries ................................................... 10
     3.04.   Consents ....................................................... 10
     3.05.   Binding Nature of Agreement; Title to Shares ................... 10
     3.06.   Financial Statements ........................................... 10
     3.07.   Liabilities .................................................... 11
     3.08.   Action Since Balance Sheet Date ................................ 11
     3.09.   Adverse Developments ........................................... 11
     3.10.   Taxes .......................................................... 12
     3.11.   Ownership of Assets ............................................ 12
     3.12.   Insurance ...................................................... 13
     3.13.   Litigation, Compliance with Law ................................ 13
     3.14.   Real Property .................................................. 13
     3.15.   Agreements and Obligations; Performance ........................ 13
     3.16.   Condition of Assets ............................................ 14
     3.17.   Accounts Receivable ............................................ 14
     3.18.   Permits and Licenses ........................................... 14
     3.19.   Banking Arrangements ........................................... 15

     3.20.   Interest in Assets ............................................. 15
     3.21.   Salary Information ............................................. 15
     3.22.   Employee Benefit Plans ......................................... 15
     3.23.   No Breach ...................................................... 17
     3.24.   Brokers ........................................................ 17
     3.25.   Labor Discussions .............................................. 17
     3.26.   Change of Name ................................................. 17
     3.27.   Backlog ........................................................ 18
     3.28.   Environmental .................................................. 18

ARTICLE IV - REPRESENTATIONS AND WARRANTIES OF OSICOM ....................... 18

     4.01.   Organization ................................................... 18
     4.02.   No Breach ...................................................... 18
     4.03.   Authority for and Binding Nature of Agreement .................. 19
     4.04.   Brokers ........................................................ 19
     4.05.   Consents ....................................................... 19
     4.06.   Litigation ..................................................... 19
     4.07.   Public Reports ................................................. 19
     4.08.   Acquisition .................................................... 20
     4.09.   Osicom Stock ................................................... 20

ARTICLE V - PRE-CLOSING COVENANTS ........................................... 20

     5.01.   Access ......................................................... 20
     5.02.   Conduct of Business ............................................ 20
     5.03.   Insurance ...................................................... 20
     5.04.   Liabilities .................................................... 20
     5.05.   Preservation of Business ....................................... 21
     5.06.   Financial Statements ........................................... 21
     5.07.   No Breach ...................................................... 21
     5.08.   No Negotiations ................................................ 21

ARTICLE VI - CONDITIONS PRECEDENT TO THE OBLIGATIONS
             TO OSICOM TO CLOSE ............................................. 21

     6.01.   Representations and Warranties ................................. 21
     6.02.   Covenants ...................................................... 21
     6.03.   No Action ...................................................... 21
     6.04.   Consents, Licenses and Permits ................................. 22
     6.05.   Certificate .................................................... 22
     6.06.   Opinion ........................................................ 22
     6.07.   Employment and Confidentiality Agreements ...................... 22
     6.08.   No Material Adverse Change ..................................... 22
     6.09.   Audit .......................................................... 22
     6.10.   Shareholder Approval ........................................... 22

ARTICLE VII  - CONDITIONS PRECEDENT TO THE OBLIGATION
               OF THE CORPORATION AND THE SHAREHOLDERS
               TO CLOSE ..................................................... 22

     7.01.   Representations and Warranties ................................. 22
     7.02.   Covenants ...................................................... 23

     7.03.   No Actions ..................................................... 23
     7.04.   Certificates ................................................... 23
     7.05.   Opinion ........................................................ 23
     7.06.   Debt Payments .................................................. 23
     7.07.   Shareholder Approval ........................................... 23

ARTICLE VIII - CLOSING ...................................................... 24

     8.01.   Location ....................................................... 24
     8.02.   Items to be Delivered by the Corporation ....................... 24
     8.03.   Items to be Delivered by Osicom and
             Acquisition .................................................... 24

ARTICLE IX - SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION ................... 25

     9.01.   Survival ....................................................... 25
     9.02.   Indemnification ................................................ 25
     9.03.   Defense of Claims .............................................. 25
     9.04.   Limitation on Liability; Escrow ................................ 25

ARTICLE X - TERMINATION AND WAIVER .......................................... 26

     10.01.  Termination .................................................... 26
     10.02.  Waiver ......................................................... 27

ARTICLE XI - MISCELLANEOUS PROVISIONS ....................................... 27

     11.01.  Expenses ....................................................... 27
     11.02.  Confidential Information ....................................... 27
     11.03.  Modification, Termination or Waiver ............................ 27
     11.04.  Publicity ...................................................... 28
     11.05.  Notices ........................................................ 28
     11.06.  Binding Effect and Assignment .................................. 28
     11.07.  Entire Agreement ............................................... 28
     11.08.  Disclosure Letter .............................................. 28
     11.09.  Governing Law .................................................. 29
     11.10.  Counterparts ................................................... 29
     11.11.  Section Headings ............................................... 29

                                MERGER AGREEMENT


          AGREEMENT made as of the 1st day of July 1996, by and among Osicom Technologies, Inc., a New Jersey corporation ("Osicom"), DPI Acquisition Corp., a Massachusetts corporation in formation ("Acquisition"), Digital Products, Inc., a Massachusetts corporation (the "Corporation") and Cornelius Peterson ("Peterson" or the "Principal Shareholder").

          WHEREAS, the Principal Shareholder is the owner of 830,512 shares of Class A Common Stock, par value $.10 per share ("Class A Common Stock") and 496,000 shares of Class B Common Stock, par value $.10 per share ("Class B Common Stock", and, together with the Class A Common Stock, the "Common Stock") of the Corporation; and

          WHEREAS, the Corporation has outstanding shares of Common Stock and Preferred Stock, held of record by the persons and entities, including the Principal Shareholder listed on the Disclosure Schedule (as defined) (collectively, the "Existing Shareholders" and, together with the persons who will acquire shares of Common Stock from the Corporation prior to the closing of the transactions contemplated hereby pursuant to Section 2.05 hereof, the "Shareholders"); and

          WHEREAS, upon being incorporated and organized, Acquisition will be a wholly-owned subsidiary of Osicom; and

          WHEREAS, the parties to this Agreement wish to merge Acquisition with and into the Corporation in a merger in which the Corporation will be the surviving corporation and will be a wholly-owned subsidiary of Osicom and in which the Shareholders will receive the consideration provided for in this Agreement, which transaction is intended by the parties to this Agreement to qualify as a tax-free reorganization within the meaning of Section 368 of the Internal Revenue Code of 1986, as amended.

          NOW, THEREFORE, in consideration of the mutual agreements recited herein, the parties agree as follows:


                                    ARTICLE I
                    MERGER OF ACQUISITION AND THE CORPORATION

          1.01 THE MERGER. In accordance with the provisions of this Agreement and the Massachusetts Business Corporation Law (the "BCL"), on the Closing Date, Acquisition will be merged with and into the Corporation (the "Merger"), and the Corporation shall be the surviving corporation in the Merger (hereinafter sometimes called the "Surviving Corporation"), shall continue its corporate existence under the laws of the State of Massachusetts, and shall be a wholly-owned subsidiary of Osicom. At the Effective Time, as defined in Section
1.05 the separate existence of Acquisition shall cease. The name of the Surviving Corporation shall remain "Digital Products, Inc.,

          1.02. ARTICLES OF ORGANIZATION. The Articles of Organization of the Corporation, as in effect immediately prior to the Closing Date, shall be the Articles of Organization of the Surviving Corporation until thereafter amended as provided by law.

          1.03. BY-LAWS. The By-Laws of the Corporation, as in effect immediately prior to the Closing Date, shall be the By-Laws of the Surviving Corporation until thereafter amended as provided by law.

          1.04. DIRECTORS AND OFFICERS. The directors of Acquisition immediately prior to the Closing Date shall, after the Effective Time, be the directors of the Surviving Corporation. The officers of the Corporation immediately prior to the Closing Date shall, after the Closing Date, be the officers of the Surviving Corporation. Each director and officer of the Surviving Corporation shall hold office in accordance with the Certificate of Incorporation and By-Laws of the Surviving Corporation.

          1.05. EFFECTIVE TIME. The Merger shall become effective at the time of filing (the "Effective Time") of articles of merger with the Secretary of State of the State of Massachusetts in accordance with the provisions the BCL (the "Articles of Merger"). The Articles of Merger shall be filed at the time of the Closing.

          1.06. EFFECT OF MERGER. Upon consummation of the Merger, the Surviving Corporation shall thereupon and thereafter possess all the rights, privileges, powers and franchises, including those of a public as well as of a private nature, of each of Acquisition and the Corporation (collectively, the "Constituent Corporations"), and be subject to all the restrictions, disabilities and duties of each of the Constituent Corporations; and all of the rights, privileges, powers and franchises of each of the Constituent Corporations, and all property, real, personal and mixed, and all debts due to either of the Constituent Corporations on whatever account, as well for stock subscriptions as for all other choses in action or belonging to each of the Constituent Corporations shall be vested in the Surviving Corporation; and all property, rights, privileges, powers and franchises and all and every other interest shall be thereafter as effectively the property of the Surviving Corporation as they were of the several and respective Constituent Corporations; and the title to any real estate, vested by deed or otherwise, under the laws of Massachusetts or elsewhere in either of the Constituent Corporations, shall not revert or be in any way impaired by reason of the Merger; but all rights of creditors and all liens upon any property as of the Effective Time of either of the Constituent Corporations shall be preserved unimpaired, and all debts, liabilities and duties of each of the Constituent Corporations as of the Effective Time shall thenceforth attach to the Surviving Corporation, and may be enforced against it to the same extent as if said debts, liabilities and duties had been incurred or contracted by it.

          1.07. ADDITIONAL ACTIONS. If, at any time after the Effective Time, the Surviving Corporation shall believe or be advised that any further assignments or assurances in law or any other acts are necessary or desirable
(a) to vest, perfect or confirm, of record or otherwise, in the Surviving Corporation, title to and possession of any property or right of either Constituent Corporation acquired or to be acquired by reason of, or as a result of, the Merger, or (b) otherwise to carry out the purposes of this Agreement, either Constituent Corporation and its proper officers and directors shall be deemed to have granted to the Surviving Corporation an irrevocable power of attorney to execute an deliver all such proper deeds, assignments and assurances in law and to undertake all such acts necessary or desirable to vest, perfect or confirm, of record or otherwise, such property or rights in the Surviving Corporation and otherwise to carry out the purposes of this Agreement; and the proper officers and directors of the Surviving

Corporation are fully authorized in the name of either Constituent Corporation or otherwise to take any and all such action.

          1.08. CONVERSION OF SECURITIES; MERGER CONSIDERATION. At the Effective Time and without any action on the part of Osicom, Acquisition, the Corporation or the holders of any of the securities of any of these corporations, each of the following shall occur:

          (a) Each share of Common Stock issued and outstanding immediately prior to the Effective Time shall be converted, subject to the provisions of
Section 1.09(d), into the right to receive the amount equal to the Per Share Merger Consideration (as defined below), which shall be payable in cash or in shares of Osicom Stock as provided herein and which shall be subject to the Escrow Agreement referred to in paragraph (d) below; provided, however, that if between the date of this Agreement and the Effective Time the outstanding shares of Osicom Stock or Common Stock shall have been changed into a different number of shares or a different class or series, by reason of any stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares the Per Share Merger Consideration shall be correspondingly adjusted to reflect such stock dividend, subdivision, reclassification, recapitalization, split, combination or exchange of shares. All such shares of Common Stock shall no longer be outstanding and shall automatically be canceled and retired and shall cease to exist, and each certificate previously evidencing any such shares shall thereafter represent the right to receive, upon the surrender of such certificate in accordance with the provisions of Section 1.09, the Per Share Merger Consideration. The holders of such certificates previously evidencing such shares of Common Stock outstanding immediately prior to the Effective Time shall cease to have any rights with respect to such shares of Common Stock except as otherwise provided herein or by law. No fractional shares of Osicom Stock shall be issued in connection with the Merger, and in lieu thereof, a cash payment shall be made in accordance with the provisions of Section 1.09(d).

          (b) Each share of capital stock of Acquisition issued and outstanding immediately prior to the Effective Time shall be converted into one share of common stock of the Surviving Corpora tion and thereafter each stock certificate of Acquisition shall evidence ownership of shares of common stock of the Surviving Corporation.

          (c) The "Per Share Merger Consideration" shall mean the amount equal to result obtained by dividing (x) the Merger Consideration (as defined below) by (y) the number of shares of Common Stock outstanding immediately prior to the Closing hereun der. The "Merger Consideration" shall mean $5,000,000, less the purchase price reductions for certain expenses relating to the transactions contemplated in connection herewith specified in Sections 2.05 and 11.01:

               (i) the amount paid by the Corporation to repur chase options to purchase shares of Common Stock pursuant to Section 2.05 hereof; and

               (ii) the amount of transaction expenses paid by or on behalf of the Corporation with respect to the investment banking fees of Tucker Anthony and legal and accounting fees and disbursements of legal counsel and the auditors for the Corporation incurred in connection with the transactions contemplated hereby, in accordance with Section 11.01 hereof.

          (d) At the Effective Time, Osicom shall deposit, or shall cause to be deposited, with the Escrow Agent named in the Escrow Agreement referred to in
Section 9.04 of this Agreement $1,476,000 of the Merger Consideration, to be held and distributed in accordance with the terms of such Escrow Agreement.

          (e) At the sole discretion of Osicom, the Merger Consideration and Per Share Merger Consideration shall be payable in cash and/or in shares of Osicom Stock having a Market Value (as defined in Section 1.11) equal to the Merger Consideration.

          1.09. EXCHANGE OF CERTIFICATES AND CASH. (a) At or prior to the Effective Time, Osicom shall deposit, or shall cause to be deposited, with or for the account of a bank or trust company designated by Osicom and reasonably acceptable to the Company (the "Exchange Agent"), for the benefit of the holders of shares of Common Stock, for exchange in accordance with this Article I, (i) certificates evidencing the shares of Osicom Stock and/or cash issuable pursuant to Section 1.08 (less the amount of the Merger Consideration deposited under the Escrow Agreement) in exchange for outstanding shares of Common Stock and (ii) upon the request of the Exchange Agent, cash in an amount sufficient to make any cash payment due under Section 1.09(d) hereof (such certificates for shares of Common Stock and cash being hereafter collectively referred to as the "Exchange Fund"). The Exchange Agent shall, pursuant to irrevocable instructions, deliver Osicom Stock and/or cash contemplated to be issued pursuant to Section 1.08 out of the Exchange Fund to holders of shares of Common Stock. Except as contemplated by Section 1.09(d) hereof, the Exchange Fund shall not be used for any other purpose. Any interest, dividends or other income earned on the investment of cash or other property held in the Exchange Fund shall be for the account of Osicom

          (b) As soon as reasonably practicable after the Effective Time, Osicom will instruct the Exchange Agent to mail to each holder of record of a certificate or certificates that, immediately prior to the Effective Time, evidenced outstanding shares of Common Stock (the "Certificates") (i) a letter of transmittal (which shall specify that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon proper delivery of the Certificates to the Exchange Agent and shall be in such form and have such other provisions as Osicom may reasonably specify and (ii) instructions to effect the surrender of the Certificates in exchange for the certificates evidencing shares of Osicom Stock and cash, if applicable. Upon surrender of a Certificate for cancellation to the Exchange Agent together with such letter of transmittal, duly executed, and such other customary documents as may be required pursuant to such instructions, the holder of such Certificate shall be entitled to receive in exchange therefor the Per Share Merger Consideration for each share of Common Stock so tendered, including cash in lieu of fractional shares of Osicom Stock to which such holder is entitled pursuant to Section 1.09(d), and the Certificate so surrendered shall forthwith be canceled. In the event of a transfer of ownership of shares of Common Stock that are not registered in the transfer records of the Company, the Per Share Merger Consideration may be issued and paid in accordance with this Article I to a transferee if the Certificate evidencing such shares of Common Stock is presented to the Exchange Agent, accompanied by all documents required to evidence and effect such transfer and by evidence that any applicable stock transfer taxes have been paid. Until surrendered as contemplated by this Section 1.09, each Certificate shall be deemed any time after the Effective Time to evidence only the right to receive a Per Share Merger Consideration for the number of shares of Common Stock evidenced thereby upon such surrender. One or after the Effective Time, any Certificates presented to the

Exchange Agent or Osicom for any reason shall be converted into the Merger Consideration.

          (c) No dividends or other distributions declared or made after the Effective Time with respect to Osicom Stock with a record date after the Effective Time shall be paid to the holder of any unsurrendered Certificate with respect to the shares of Osicom Stock they are entitled to receive until the holder of such Certificate shall surrender such Certificate.

          (d) No fraction of a share of Osicom Stock shall be issued in connection with the Merger. In lieu of any such fractional shares, each holder of Common Stock upon surrender of a Certificate for exchange pursuant to this
Section 1.09 shall be paid an amount in cash (without interest), rounded to the nearest cent, determined by multiplying (i) the Per Share Merger Consider ation by (ii) the fraction of a share of Osicom Stock to which such holder would be entitled to receive under Section 1.08 of this Agreement.

          (e) Any portion of the Exchange Fund that remains undistributed to the holders of Common Stock for six months after the Effect Time shall be delivered to Osicom, upon demand, and any holders of Common Stock who have not theretofore complied with this Article I shall thereafter look only to Osicom for the Merger Consideration to which they are entitled pursuant to this Article I.

          (f) None of the Surviving Corporation, Osicom or the Corporation shall be liable to any holder of, or person otherwise entitled to receive, cash or share of Osicom Stock for any such cash or shares of Osicom Stock (or dividends or distributions with respect thereto) from the Exchange Fund delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

          (g) Osicom and the Exchange Agent shall be entitled to deduct and withhold from the Merger Consideration otherwise payable pursuant to this Agreement to any holder of shares of Common Stock such amounts as Osicom or the Exchange Agent is required to deduct and withhold with respect to the making of such payment under the Code or any provision of state, local or foreign tax law. To the extent that amounts are so withheld by Osicom or the Exchange Agent, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the holder of the shares of Common Stock in respect of which such deduction and withholding was made by Osicom or the Exchange Agent.

          1.10. STOCK TRANSFER BOOKS. At the Effective Time, the stock transfer books of the Corporation shall be closed, and there shall be no further registration of transfers of shares of Common Stock thereafter on the records of the Corporation.

          1.11. MARKET VALUE. For purposes of this Agreement, the market value of the Osicom Stock shall be the average bid and asked prices of such stock as reported by NASDAQ for the five (5) trading days preceding the applicable payment date (e.g., the Closing Date in the case of Section 1.08).

          1.12. SHAREHOLDER APPROVAL. Neither Acquisition nor the Corporation shall have any obligation to effect the Merger unless Shareholders holding not less than ninety-five (95%) of the Shares vote to approve the Merger in accordance with all requirements of the BCL and the Corporation's Articles or Organization and By-Laws (collectively, the "Charter") on or before September 3, 1996. The Corporation represents to Osicom and Acquisition that a meeting (the "Meeting") of the Shareholders has been duly called and noticed to the Shareholders in accordance with the BCL and the Charter. The Meeting is to be held on September 3, 1996 and was called for the purpose of acting upon the approval of the Merger. To the extent that one or more Shareholders exercises his, her or its dissenter's rights under Sections 85 through 98 of the BCL, and pursuant thereto is finally entitled to consideration in excess of the Merger Consideration, such excess amount, as well as any costs (such as but not limited to attorney's fees) incurred by Osicom, Acquisition or the Corporation in connection with such exercise of dissenter's rights, will be paid from the amount of the Merger Consideration to be placed in escrow pursuant to the Escrow Agreement referred to in Sections 8.02 and 8.03 hereof.

                                   ARTICLE II
                             ADDITIONAL TRANSACTIONS

          2.01.   PETERSON EMPLOYMENT AGREEMENT AND OPTIONS.

          (a) At the Closing, the Corporation will enter into an employment agreement with Cornelius Peterson ("Peterson") for a term of twenty-four (24) months commencing on the Closing Date. Such employment agreement will provide to Peterson a base annual salary of $150,000 and benefits consistent with those provided to senior executives of Osicom. The employment agreement will be terminable by the Corporation only for cause, to be defined as a material failure of Peterson to act in good faith on a full-time basis or to follow the instructions of the Corporation's Board of Directors (after prior notice and an opportunity to cure such failure), fraud or conviction of a crime. The Corporation will pay to Peterson a bonus of $50,000 on the second anniversary of the Closing Date, provided he is then employed by the Corporation, payable at the Corporation's option in cash or shares of Osicom Stock, valued at the average bid and asked price on the last five (5) trading days of the 24th month after the Closing, as reported by NASDAQ. Peterson will agree not to solicit or hire employees of the Corporation for a period of one (1) year following the termination of his employment for any reason. The employment agreement will contain such other terms and conditions as agreed to by the Corporation and Peterson, subject to Osicom's approval.

          (b) At the Closing, Osicom will grant to Peterson options to purchase Osicom Stock, with exercise prices equal to the Market Value of Osicom Stock on the Closing Date. Such options will apply to that number of shares equal to (i) $1,000,000 divided by (ii) the Market Value of Osicom Common Stock on the Closing Date. Provided Peterson is then employed by the Corporation, such option will become exercisable on the second anniversary of the Closing Date (or immediately upon termination of Peterson's employment by the Corporation without cause prior to the second anniversary of the Closing Date) and will remain exercisable for a period of three (3) years thereafter, subject to Peterson remaining employed by the Corporation.

          (c) (i) Subject to the Corporation's gross profits during the two year period following the Closing Date, Osicom will grant options (the "Contingent Options") to purchase Osicom Stock as of the first and second anniversaries of the Closing Date as described in this subsection 2.01(c).

               (ii) If the Corporation's gross profit for the twelve months ending July 31, 1997 (the "First Year") is at least $10,250,000, Osicom will grant to Peterson, at the end of the First Year, Contingent Options having a Value (as defined below) of $1,500,000. If the Corporation's gross profit for the First Year is less than $9,225,000, no Contingent Options will be granted then. If the gross profit for the First Year is between $9,225,000 and $10,500,000, the $1,500,000 Value of the Contingent Options will be pro rated. For example, if the gross profit for the First Year is $9,737,500 (one-half of the difference between $9,225,000 and $10,500,000), Contingent Options having a Value of $750,000 (one-half of $1,500,000) will be granted.

               (iii) If the Corporation's gross profit for the twelve months ending July 31, 1998 (the "Second Year") is at least $12,000,000, Osicom will grant to Peterson at the end of the Second Year Contingent Options having a Value of $1,500,000. If the Corporation's gross profit for the Second Year is less than $10,800,000, no Contingent Options will be granted. If the gross profit for the Second Year is between $10,800,000 and $12,000,000, the $1,500,000 Value will be pro rated. For example, if the gross profit for the Second Year is $11,700,000 (three-fourths of the difference between $10,800,000 and $12,000,000), Contingent Options having a value of $1,125,000 (three-fourths of $1,500,000) will be granted. For purposes of Contingent Options granted as of the end of the second year, if the gross profit for the Second Year exceeds $12,000,000, such excess will be applied to any shortfall in the First Year's gross profit below $10,500,000, provided gross profits in the First Year were at least $9,225,000, and such additional Value of Contingent Options will be issued at the second anniversary. Thereafter, any additional gross profit in the Second Year will be applied to grant Peterson Additional Contingent Options at the rate of $150,000 in Value for each $100,000 in gross profit. In no event, however, shall the total value of all Contingent Options exceed $3,000,000.00.

               (iv) As used in this subsection (c), the "Value" of options refers to the aggregate exercise price of the Contingent Options being issued. The exercise price of the Contingent Options will be Fifteen Dollars ($15.00) per share of Osicom Stock. The number of shares subject to each grant of Contingent Options will equal the Value divided by $15.00. For example, if Peterson earns Contingent Options having a Value of $1,500,000, the Contingent Options will be exercisable, at $15.00 per share, to acquire 100,000 shares of Osicom Stock ($1,500,000 divided by $15.00).

               (v) All Contingent Options will be exercisable immediately upon issuance and for three (3) years thereafter.

               (vi) As used in this subsection (c), gross profit shall be computed in accordance with generally accepted accounting principles, consistently applied.

          2.02. STOCK OPTION AGREEMENTS. On the Closing Date, the Corporation will enter into stock option agreements with certain employees to be designated by Osicom and the Principal Shareholder (the "Named Employees"). Such agreements will grant options to acquire Osicom Stock to be granted to the Named Employees, which will have exercise prices equal to the Market Value (as defined in Section 1.11) of the Osicom Stock. Such options will apply to that number of shares equal to (i) $1,000,000 divided by (ii) the per share Market Value of Osicom Stock on the Closing Date, and be allocated among the Named Employees as agreed by the Corporation and Osicom. The options will vest on the second anniversary of the Closing Date for any Named Employee still employed by the Corporation at that time, and will remain exercisable for a period of three (3) years thereafter, subject to the Named Employee remaining employed by the Corporation. The Options will be canceled upon termination of employment with the Corporation, unless termination is the result of the employee's death or disability or the result of termination by the Corporation without cause, to be defined in the Employment Agreements.

          2.03. CONFIDENTIALITY AND NON-COMPETITION AGREEMENTS. At the Closing, each of Peterson and members of Peterson's immediate family will enter into agreements with the Corporation and Osicom not to use or disclose any confidential information relating to the Corporation or its business and not to compete with the Corporation in its business in the United States, in both cases for a period of two (2) years following the Closing Date. Such agreements will be in a form to be agreed upon by Osicom and such individuals.

          2.04. BOARD OF DIRECTORS. On the Closing Date, each of the directors of the Corporation will resign from the Corpora tion's Board of Directors.

          2.05. OUTSTANDING OPTIONS. On or prior to the Closing Date, the Corporation will purchase certain outstanding options to acquire the Corporation's Common Stock for amounts to be agreed upon by Osicom and the holders of such options. The Merger Consideration will be reduced by the amount paid to such option holders. All remaining options to acquire the Corporation's Common Stock shall either be exercised for cash or in a cashless exercise transaction prior to the Closing or shall terminate and be of no further force or effect upon consummation of the transactions contemplated hereby.

          2.06. PETERSON NOTE. The Corporation is currently indebted to Peterson in the amount of $484,000 pursuant to one or more notes in such aggregate principal amount (the "Peterson Note"). Osicom shall pay or cause the Corporation to pay $120,000 to Peterson at Closing with respect to the Peterson Note, and the Peterson Note will be amended to be payable in full on the first anniversary of the Closing Date with interest thereon from the Closing Date at the rate of 5.5% per annum.

          2.07. SHAREHOLDER LOANS. The Corporation is indebted to certain of the Shareholders (other than the Peterson Note) in the aggregate principal amount of $193,764.53 as of September 1, 1996, plus accrued interest (the "Shareholder Loans") as reflected on the Corporation's books and records. The Shareholder Loans will remain liabilities of the Corporation. The Shareholder Loan payable to William Kahn ($76,420.00 as of September 1, 1996) will be paid pursuant to its existing terms, and the other Shareholder Loans will be repaid on the first anniversary of the Closing Date.

          2.08. FREMONT BANK LOAN. The Corporation is indebted to Fremont Bank in the principal amount of $1,344,326.21, as of July 31, 1996 and to the Massachusetts Business Development Corporation ("MBDC"), in the principal amount of $120,143.35 (as of September 1, 1996). Osicom will pay or assume the loans to Fremont Bank and MBDC at the Closing.

          2.09. RESTRICTIVE LEGEND. Osicom will have an appropriate stop order placed on its records indicating that the certificates representing Osicom's Stock shall bear the following legend:

          "THE SHARES EVIDENCED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND MAY BE SOLD, TRANSFERRED OR ENCUMBERED ONLY PURSUANT TO AN EFFECTIVE REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933, AS AMENDED, PURSUANT TO A NO ACTION LETTER FROM THE

STAFF OF THE SECURITIES AND EXCHANGE COMMISSION OR EVIDENCE SATISFACTORY TO THE COMPANY THAT SUCH REGISTRATION IS UNNECESSARY."

          2.10. RECEIPT OF INFORMATION. Each Shareholder, by delivering the Shares owned by him, her or it at or after the Closing pursuant to Section 8.02 of this Agreement, shall be deemed to acknowledge receipt of all information required to be delivered to him with respect to the transactions contemplated by this Agreement pursuant to Regulation D promulgated by the Commission under the Act.

          2.11. REGISTRATION RIGHTS. In the event Osicom elects to deliver the Merger Consideration in the form of Osicom Common Stock, Osicom agrees to use its best efforts to register such stock under the Act, but only as to those Shareholders who execute the escrow agreement referred to in Section 9.04 of this Agreement, within one hundred fifty (150) days following the Closing Date. At the Closing, Osicom will enter into an agreement with the Shareholders whose Osicom Common Stock is entitled to the benefit of this Section 2.11 (the "Selling Shareholders") in which Osicom will convenant that (a) it will indemnify the Selling Shareholders against liabilities under the Act, (b) it will comply with all applicable securities and other laws in the preparation and filing of such registration statement, and (c) upon a registration statement with respect to such stock becoming effective, it will keep such registration statement effective for a period of three (3) years and will deliver copies of the prospectus included in such registration statement to the Selling Shareholders.


                                   ARTICLE III
                      REPRESENTATIONS AND WARRANTIES OF THE
                      CORPORATION AND PRINCIPAL SHAREHOLDER

          The Corporation and the Principal Shareholder make the following representations and warranties to Osicom as of September 3, 1996. Notwithstanding the Principal Shareholder's making the following representations and warranties, his liability under the indemnification provisions of Article IX of this Agreement are limited to his pro rata portion of the Merger Consideration as set forth in such Article IX. Osicom, in execut ing, delivering and consummating this Agreement, has relied and will rely upon the correctness and completeness of each of such representations and warranties:

          3.01. VALID CORPORATE EXISTENCE; QUALIFICATION. The Corporation is a corporation duly organized, validly existing and in good standing under the laws of the State of Massachusetts. The Corporation has the corporate power to carry on its business as now conducted and to own its assets. The Corporation is duly qualified to conduct business and is in good standing as a foreign corporation in those jurisdictions set forth in a letter delivered to Osicom simultaneously with the execution and delivery of this Agreement, signed by each Principal Shareholder (the "Disclosure Letter"), which are the only jurisdictions in which the Corporation is required to qualify in order to own its assets or properties or to carry on its business as now conducted (except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the Company), and there has not been any claim by any other jurisdiction to the effect that the Corporation is required to qualify or otherwise be authorized to do business as a foreign corporation therein (except for such jurisdictions where the failure to so qualify would not have a material adverse effect on the Company). The copies of the Corporation's Certificate of Incorporation (certified by the Secretary of

State of Massachusetts) and By-Laws (certified by the Corporation's secretary), as amended to date, which have been delivered to Osicom, are true and complete copies of those documents as now in effect. The minute books of the Corporation contain accurate records of all material meetings of its Board of Directors, Executive Committee of the Board, if any, and shareholders since its incorporation, and accurately reflect all transactions authorized therein in all material respects.

          3.02. CAPITALIZATION. The authorized capital stock of the Corporation consists of 5,000,000 shares of Class A Common Stock, par value $.10 per share, of which 1,366,460 shares are issued and outstanding and 800,000 shares of Class B Common Stock, par value $.10 per share, of which 760,000 shares are issued and outstanding (which outstanding amounts may change prior to Closing, which changes will be disclosed in the certificate referred to in Section 6.05 of this Agreement), and 141,527 shares of Series A Convertible Preferred Stock all of which are issued and outstanding and which will convert into an aggregate of 566,908 shares of Class A Common Stock immediately prior to the Closing. All of such issued shares of Common Stock are duly authorized and validly issued and outstanding, fully paid and nonassessable. Except as set forth in the Disclosure Letter, there are no subscriptions, options, warrants, rights or calls or other commitments or agreements to which the Corporation or any of the Shareholders is a party or by which any of such persons is bound, calling for the issuance, transfer, sale or other disposition of any class of securities of the Corporation. Except as set forth in the Disclosure Letter, there are no outstanding securities of the Corporation convertible or exchange able, actually or contingently, into shares of Common Stock or any other securities of the Corporation.

          3.03. SUBSIDIARIES. There are no corporations, partnerships or other business entities controlled by the Corpora tion. As used herein, "controlled by" means (i) the ownership of not less than 50% of the voting securities or other interests of a corporation, partnership or other business entity, or (ii) the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a corporation, partnership or other business entity, whether through the ownership of voting shares, by contract or otherwise. The Corporation has not made any investments in, nor does it own, any of the capital stock of, or any other proprietary interest in, any other corporation, partnership or other business entity.

          3.04. CONSENTS. All requisite consents of governmental and other regulatory agencies, foreign or domestic, and of other parties required to be received by or on the part of the Corporation or any of the Principal Shareholders to enable them to enter into and carry out this Agreement in all material respects are set forth in the Disclosure Letter.

          3.05. BINDING NATURE OF AGREEMENT; TITLE TO SHARES. This Agreement constitutes the Corporation's and each Principal Shareholder's valid and binding obligation and is enforceable in accordance with its terms.

          3.06. FINANCIAL STATEMENTS. The books of account of the Corporation fairly reflect its income, expenses, assets and liabilities in all material respects. The audited financial statements of the Corporation for the years ended December 31, 1994 and 1995 and the unaudited financial statements for the six (6) months ended June 30, 1996 fairly present the financial position of the Corporation as of the said dates and the results of its operations for such fiscal years and period and, except as set forth therein, were prepared in conformity with generally accepted accounting principles consistently applied throughout the periods covered thereby. The financial statements as of and for the period ending June 30, 1996 will be audited by the Corporation's independent certified public accountants prior to the Closing Date.

          3.07. LIABILITIES. Except as set forth in the Disclosure Letter, as at June 30, 1996, (the "Balance Sheet Date"), the Corporation had no material debts, liabilities or obligations, contingent or absolute, that is required to be reflected on a balance sheet in accordance with generally accepted accounting principles other than those debts, liabilities and obligations reflected or reserved against the Corporation's Balance Sheet at the Balance Sheet Date (the "Balance Sheet") or arising after the Balance Sheet Date in the ordinary course of the Corporation's business.

          3.08. ACTION SINCE BALANCE SHEET DATE. Except as otherwise expressly provided or set forth in, or required by, this Agreement or as set forth the Disclosure Letter, since the Balance Sheet Date, the Corporation has not: (i) issued or sold, or agreed to issue or sell any of its capital stock, options, warrants, rights or calls to purchase such stock, any securities convertible or exchangeable into such capital stock or other corporate securities, or effected any subdivision or other recapitalization affecting its capital stock; (ii) incurred any material obligation or liability, absolute or contingent, except those arising in the ordinary and usual course of its business; (iii) discharged or satisfied any lien or encumbrance, except in the ordinary and usual course of business, or paid or satisfied any liability, absolute or contingent, other than liabilities as of the Balance Sheet Date and current liabilities incurred since the Balance Sheet Date in the ordinary and usual course of business; (iv) made any wage or salary increases or granted any bonuses other than wage and salary increases and bonuses granted in accordance with its normal salary increase and bonus policies; (v) mortgaged, pledged or subjected to any lien or other encumbrance any of its properties or assets, or permitted any of its property or assets to be subjected to any lien or other encumbrance, except in the ordinary and usual course of business; (vi) sold, assigned or transferred any of its properties or assets, except in the ordinary and usual course of business; (vii) entered into any transaction except in the ordinary course of its business;
(viii) waived any rights of substantial value, or canceled, modified or waived any indebtedness for borrowed money held by it, except in the ordinary and usual course of business; (ix) declared, paid or set aside any dividends or other distributions or payments on its capital stock, or redeemed or repurchased, or agreed to redeem or repurchase, any shares of its capital stock; (x) made any loans or advances to any person, or assumed, guaranteed, endorsed or otherwise became responsible for the obligations of any person; or (xi) incurred any indebtedness for borrowed money (except for endorsement, for collection or deposit of negotiable instruments received in the ordinary and usual course of business).

          3.09. ADVERSE DEVELOPMENTS. Except as otherwise expressly provided or set forth in, or required by, this Agreement, since the Balance Sheet Date, there have been no changes in the properties, operations or financial condition of the Corporation, and no event has occurred other than in the ordinary and usual course of business, in each case, which could be reasonably expected to have a materially adverse effect upon the business of the Corporation.

          3.10. TAXES. The Corporation has delivered to Osicom true and complete copies of the Federal income tax returns on Form 1120 of the Corporation as filed with the Internal Revenue Service for each of the fiscal years ended December 31, 1994 and 1995, respectively. Except as set forth in the Disclosure Letter each of such returns was prepared in conformity with information contained in the books and records of the Corporation and contains no untrue statement of a material fact or omits to state any fact required to make any such return correct and complete in all material respects. All taxes, including, without limitation, income, property, sales, use, franchise, capital stock, excise, added value, employees' income withholding, social security and unemployment taxes imposed by the United States, any state or any foreign country, or by any other taxing authority, which have or may have become due or payable by the Corporation and all interest and penalties thereon, whether disputed or not, have been paid in full or adequately provided for by reserves shown in its books of account; all deposits required by law to be made by the Corporation with respect to estimated income, franchise and employees' withholding taxes have been duly made; and all tax returns, including estimated tax returns, required to be filed have been duly filed. No extension of time for the assessment of deficiencies for any year is in effect. No deficiency is proposed or, to the knowledge of each of the Principal Shareholders, after reasonable inquiry, threatened against the Corporation. The Disclosure Letter sets forth a list of those states in which income, franchise or sales and use tax returns were filed by the Corporation for the fiscal years ended December 31, 1994 and December 31, 1995, respectively.

          3.11. OWNERSHIP OF ASSETS. Except as set forth in the Disclosure Letter, the Corporation owns outright, and has good and marketable title to all of their respective assets, properties and business (including all assets reflected in the Balance Sheet, except as the same may have been disposed of in the ordinary course of business since the Balance Sheet Date), free and clear of all liens, mortgages, pledges, conditional sales agreements, restrictions on transfer or other encumbrances or charges (collectively, the "Encumbrances") except for Encumbrances arising by operation of law rather than by grant of the Corporation (for example, tax liens and mechanics liens) in the ordinary course of the Corporation's business for liabilities reflected in the Balance Sheet and not more than $25,000 in the aggregate. The Disclosure Letter sets forth a true and complete list and brief description of all patents, copyrights, trademarks, trade names and other similar intangible assets which are either owned by the Corporation or in which it has an interest. Except as set forth in the Disclosure Letter, no other person, firm or corporation has any proprietary or other interest in any such intangible assets. Such assets so owned or leased are, in the reasonable business judgment of each of the Shareholders, sufficient to permit the Corporation to conduct its business as now conducted in all material respects. Except as set forth in the Disclosure Letter, the Corporation is not a party to or bound by any license or agreement requiring the payment to any person, firm or corporation of any royalty. None of the Principal Shareholders, after reasonable inquiry, knows, or has reasonable grounds to know of any violation by others of the trademark, trade name or patent rights of the Corporation. Except as set forth in the Disclosure Letter, the Corporation is not infringing upon any patent, copyright, trade name or trademark or otherwise is violating the rights of any third party with respect thereto, and no proceedings have been instituted or, to the knowledge of each of the Principal Shareholders, after reasonable inquiry, are threatened, and no claim has been received by the Corporation or any Shareholder alleging any such violation.

          3.12. INSURANCE. The Disclosure Letter sets forth a list and brief description of all policies of fire, liability and other forms of insurance held by the Corporation and the Subsidiaries as of the date hereof. Except as set forth in the Disclosure Letter, such policies are valid, outstanding and enforceable policies, as to which premiums have been paid currently. Except as set forth in the Disclosure Letter, none of the Principal Shareholders, after reasonable inquiry, knows of any state of facts, or of the occurrence of any event which might reasonably form the basis for any claim exceeding $25,000 against the Corporation not fully covered by insurance for liability on account of any product liability theory (but not including normal returns and other express or implied warranty claims in the ordinary course of business).

          3.13. LITIGATION, COMPLIANCE WITH LAW. Except as set forth in the Disclosure Letter, there are no actions, suits, proceedings or governmental investigations relating to the Corporation or to any of its properties, assets or businesses pending or, to the knowledge of each of the Principal Shareholders, after reasonable inquiry, threatened, or any order, injunction, award or decree outstanding against the Corporation or against or relating to any of its properties, assets or businesses. Except as set forth in the Disclosure Letter, to the knowledge of the Principal Shareholders, the Corporation is not in violation of any law, regulation, ordinance, order, injunction, decree, award or other requirement of any governmental body, court or arbitrator relating to its properties, assets or business which violation could have a material adverse effect on the Corporation.

          3.14. REAL PROPERTY. The Disclosure Letter sets forth a brief description of all real property which is owned by, or leased to the Corporation, including all material structures located hereon. The Corporation owns outright the fee simple title in and to the real properties shown in the Disclosure Letter as being owned by it, free and clear of all claims, liens, mortgages, charges, or encumbrances of any nature whatsoever, except as otherwise described in the Disclosure Letter. The real property leases described in the Disclosure Letter that relate to the leased properties described therein are now in full force and effect, and all material amounts due and payable thereunder have been paid. Except as set forth in the Disclosure Letter, none of such leases could reasonably be expected to result in material liability for restoration of premises. All uses of such owned or leased property by the Corporation conform, in all material respects, to all applicable building and zoning ordinances, laws, and regulations and, in the case of leased property, to all terms of the leases relating thereto.

          3.15. AGREEMENTS AND OBLIGATIONS; PERFORMANCE. Except as listed in the Disclosure Letter (the "Listed Agreements"), the Corporation is not a party to, or bound by any (other than purchase orders entered into in the ordinary course of business, a list of which as of a recent date has been provided to Osicom):
(i) written or oral agreement or other contractual commitment, understanding or obligation which involves aggregate payments or receipts in excess of $25,000;
(ii) contract, arrangement, commitment or understanding which involves aggregate payments or receipts in excess of $25,000 that cannot be canceled on thirty
(30) days or less notice without penalty or premium or any continuing obligation or liability; (iii) contractual obligation or contractual liability of any kind to the Shareholders; (iv) contract, arrangement, commitment or understanding with its customers or any officer, employee, shareholder, director, representative or agent thereof for the repurchase of products, sharing of fees, the rebating of charges to such customers, bribes, kickbacks from such customers or other similar arrangements; (v) contract for the purchase or sale of any materials, products or supplies which contain, or which commits or will commit it for a fixed term; (vi) contract of employment with any officer or employee not terminable at will without penalty or premium or any continuing obligation of liability; (vii) deferred compensation, bonus or incentive plan or agreement not cancelable at will without penalty or premium or any continuing obligation or liability; (viii) management or consulting agreement not terminable at will without penalty or premium or any continuing obligation or liability; (ix) lease for real or personal property (including borrowings thereon), license or royalty agreement; (x) union or other collective bargaining agreement; (xi) agreement, commitment or understanding relating to the indebtedness for borrowed money;
(xii) contract involving aggregate payments or receipts of $25,000 or more which, by its terms, requires the consent of any party thereto to the consummation of the transactions contemplated hereby; (xiii) contract containing covenants limiting the freedom of the Corporation to engage or compete in any line or business or with any person in any geographical area; (xiv) contract or opinion relating to the acquisition or sale of any business; (xv) voting trust agreement or similar shareholders' agreement; (xvi) other contract, agreement, commitment or understanding which materially affects any of its properties, assets or business, whether directly or indirectly, or which was entered into other than in the ordinary course of business. Except as set forth in the Disclosure Letter, the Corporation has not during the last 36 months entered into any of the types of contracts, arrangements, commitments or understandings with any of its suppliers or customers referred to in item (iv) of this Section
3.15. A true and correct copy of each of the written listed Agreements, has been and delivered to Osicom. The Corporation has in all material respects performed all obligations required to be performed by it to date under all of the Listed Agreements, is not in default in any material respect under any of the Listed Agreements and has received no notice of any default or alleged default thereunder which has not heretofore been cured or which notice has not heretofore been withdrawn. None of the Principal Shareholders, after reasonable inquiry, knows of any material default under any of the Listed Agreements by any other party thereto or by any other person, firm or corporation bound there under.

          3.16. CONDITION OF ASSETS. Except for normal break downs and servicing requirements, substantially all machinery and equipment regularly used by the Corporation in the conduct of its business is in reasonably good operating condition and repair, ordinary wear and tear excepted. The inventories of the Corpora tion are accurately reflected on the Corporation's financial statements in all material respects in accordance with generally accepted accounting principles.

          3.17. ACCOUNTS RECEIVABLE. Except as set forth in the Disclosure Letter, all of the accounts receivable reflected in the books of account of each of the Corporation in accordance with generally accepted accounting principles and arose in the ordinary course of its business, from the sale of services or goods.

          3.18. PERMITS AND LICENSES. The Disclosure Letter sets forth all permits, licenses, orders, franchises and approvals from all federal, state, local and foreign governmental regulatory bodies held by the Corporation. The Corporation has all permits, licenses, orders and approvals of all federal, state, local and foreign governmental or regulatory bodies required of it to carry on its business as presently conducted in all material respects; all such other permits, licenses, orders, franchises and approvals are in full force and effect, and to the knowledge of each of the Principal Shareholders, after reasonable inquiry, no suspension or cancellation or any of such other permits, licenses, etc. is threatened; and the Corporation are each in compliance in all material respects with all requirements, standards and procedures of the federal, state, local and foreign governmental bodies which have issued such permits, licenses, orders, franchises and approvals. The Disclosure Letter also sets forth a brief description of all vans, automobiles, trucks or other vehicles owned or leased by each of the Corporation and the state of title thereof.

          3.19. BANKING ARRANGEMENTS. The Disclosure Letter sets forth the name of each bank in or with which the Corporation has an account, credit line or safety deposit box, and a brief description of each such account, credit line or safety deposit box including the names of all persons currently authorized to draw thereon or having access thereto, and the names of all persons, if any, now holding powers of attorney from the Corporation and a summary statement of the terms thereof.

          3.20. INTEREST IN ASSETS. Except as set forth in the Disclosure Letter, no Shareholder nor any member of his family nor any affiliate of a Shareholder or the Corporation, owns any property or rights, tangible or intangible, including without limitation technology and intellectual property rights, used in or related, directly or indirectly, to the business of the Corporation.

          3.21. SALARY INFORMATION. By separate letter, the Principal Shareholders have provided to Osicom a list of the names and current salary rates of and bonus commitments to all present officers of the Corporation, and the names and current annual salary rates of all other persons employed by the Corpora tion whose annual salaries exceed $10,000.00.

          3.22. EMPLOYEE BENEFIT PLANS. The Disclosure Letter includes a list of all of the "pension" and "welfare" benefit plans (within the respective meanings of sections 3(2) and 3(1) of the Employee Retirement Income Security Act of 1974, as amended ("ERISA")) maintained by the Corporation or to which it makes employer contributions with respect to its employees, a complete and correct copy of each of which has been delivered to Osicom. There are no vested and unfunded benefits under any such plans.

          3.22.1. All of the pension and profit sharing plans maintained by the Corporation (herein collectively referred to as the "Pension Plans") are listed in the Disclosure Letter. Each of the Pension Plans has received a favorable determination letter as to its qualification under section 401(a) of the Internal Revenue Code of 1986, as amended (the "Code") (including, but not limited to, amendments made by ERISA), nothing has occurred with respect to any such Pension Plan which would cause the loss of such qualification, and the Corporation has delivered to Osicom true and correct copies of all such determination letters.

          3.22.2. All of the pension plans not maintained by the Corporation but to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Other Pension Plans"), are listed in the Disclosure Letter. Each of the Other Pension Plans is a multi-employer plan (within the meaning of section 3(37) of ERISA), but the Corporation is not a substantial employer (within the meaning of section 4001(a)(2) of ERISA) with respect to any of the Other Pension Plans.

          3.22.3. All contributions required by law or required under the Pension Plans with respect to plan years ended prior to the Closing Date shall have been made on or prior to the Closing Date by the Corporation. With regard to the current plan year of each of the Other Pension Plans, all contributions required to meet the employer contribution obligations of the Corporation, under
Section 412 of the Code, Part 3 of Title I(B) of ERISA, such other Pension Plan or any applicable collective bargaining agreement, with respect to that portion of the current plan year ending on the Closing Date, shall have been made on or prior to the Closing Date by the Corporation.

          3.22.4. No Pension Plan or related trust has terminated, and no "reportable event" (within the meaning of section 4043(b) of ERISA) has occurred with respect to either any of the Pension Plans of the participation of the Corporation in any of the Other Pension Plans, other than the transactions contemplated by this Agreement, since the effective date of ERISA.

          3.33.5. None of the Pension Plans which are subject to provisions of
Section 412 of the Code or Part 3 of Title I(B) of ERISA or their related trusts has incurred any "accumulated funding deficiency" (within the meanings of Section 412(a) of the Code and section 302 of ERISA) since the effective date of ERISA.

          3.22.6. The Corporation has not incurred any liability (except for required premium payments, which premium payments have been made for plan years ended prior to the Closing Date, to the Pension Benefit Guaranty Corporation) with respect to the Pension Plans.

          3.22.7. All of the welfare plans maintained by the Corporation or to which it makes employer contributions with respect to its employees (herein collectively referred to as the "Welfare Plans") are listed in the Disclosure Letter. There are no actions, suits or claims, pending or threatened, and the Principal Shareholders, after reasonable inquiry, have no knowledge of any facts which could give rise to any actions, suits or claims against any of the Pension Plans, or (with respect to the participation of the Corporation therein) against any of the Other Pension or Welfare Plans, or against the Corporation with respect to any thereof.

          3.22.8. The Corporation has satisfied in all material respects all reporting and disclosure requirements applicable to it under ERISA, and the Department of Labor and Internal Revenue Service regulations promulgated thereunder, with respect to all of the Pension and Welfare Plans, and the Corporation will deliver to Osicom prior to the Closing Date true and complete copies of the most recently filed and disclosed Forms EBS-1, Forms 5500 and 5500-C (with exhibits), 1976 "ERISA Notices" and summary plan description for the Pension and Welfare Plans.

          3.22.9. None of the Pension and Welfare Plans or any of their related trusts, nor the Corporation or any trustee, administrator or other "party in interest" or "disqualified person" (within the meaning of section 3(14) of ERISA or section 4975(e)(2) of the Code, respectively) with respect to the Plans, has engaged in any "prohibited transaction" (within the meaning of section 408 of ERISA or section 4975(c)(23) or (d) of the Code), with respect to the participation of the Corporation therein, which could subject any of the Pension or Welfare Plans or related trusts, or any trustee, administrator or other fiduciary of the Plan, or the Corporation or Osicom, or any other party dealing with the Plans, to the penalties or excise tax imposed on prohibited transactions by section 502(i) or ERISA or section 4975 of the Code.

          3.22.10. The Trustees of each of the Pension Plans have completed their required annual accountings for the plan years ended December 31, 1995, such accountings accurately reflect the financial positions of the Pension Plans as at such date, and true and complete copies of the Trustees' reports or schedules of such accountings have been delivered to Osicom.

          3.23. NO BREACH. Neither the execution and delivery of this Agreement nor compliance by the Corporation and each of the Principal Shareholders with any of the provisions hereof nor the consummation of the transactions contemplated hereby, will:

               (a) violate or conflict with any provision of theCertificate of Incorporation or By-Laws of the Corporation;

               (b) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking, oral or written to which the Corporation is a party or by which any of them or any of their respective properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be, obtained or which will not have a material adverse effect on the Corporation);

               (c) result in the creation of any lien, security interest, charge or encumbrance upon any of the properties or assets of the Corporation pursuant to the terms of any such agreement or instrument;

               (d) violate any judgment, order, injunction, decree or award against, or binding upon, any of the Corporation or any Shareholder or upon their respective properties or assets; or

               (e) violate any law or regulation of any jurisdic tion relating to the Corporation or any of its securities, assets or properties.

          3.24. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with Osicom by the Corporation and the Principal Shareholders without the intervention of any broker, finder, investment banker or other third party except Tucker Anthony Incorporated ("Tucker"). Neither the Corporation nor any of the Principal Shareholders has engaged, consented to, or authorized any broker, finder, investment banker or other third party other than Tucker to act on his or its behalf, directly or indirectly, as a broker or finder in connection with the transac tion contemplated by this Agreement.

          3.25. LABOR DISCUSSIONS. The Corporation is not, and during the past three years has not been, involved in any labor discussions with any unit or group seeking to become the bargaining unit for any of its employees.

          3.26. CHANGE OF NAME. The Corporation has not conducted business under any name other than Digital Products, Inc. during the past three (3) years.

          3.27. BACKLOG. The Disclosure Letter sets forth as of July 31, 1996, the name, aggregate contract price, revenues received to date and balance remaining upon all orders then in progress or under contract.

          3.28. ENVIRONMENTAL. As used in this Agreement, the term "Hazardous Materials" shall mean any waste material which is regulated by any state or local governmental authority in the states in which the Corporation conducts business, or the United States Government, including, but not limited to, any material or substance which is (i) defined as "hazardous waste," "hazardous material," "hazardous substance," "extremely hazardous waste" or "restricted hazardous waste" under any provision of Massachusetts law, (ii) petroleum, (iii) asbestos, (iv) designated as a "hazardous substance" pursuant to Section 311 of the Clean Water Act, 33 U.S.C. 1251 et seq. (33 U.S.C. 1321) or listed pursuant to Section 307 of the Clean Water Act (33 U.S.C. 1317), (v) defined as a "hazardous waste" pursuant to Section 1004 of the Resource Conservation and Recovery Act, 42 U.S.C. 6901 et seq. (42 U.S.C. 6901), or (vi) defined as a "hazardous substance" pursuant to Section 101 of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq. (42 U.S.C.
9601). Except as set forth in the Disclosure Letter, the current operations of the Corporation and its current and, to the knowledge of the Corporation, its past use comply and then complied in all material respects with all applicable laws and governmental regulations including all applicable federal, state and local laws, ordinances, and regulations pertained to air and water quality, Hazardous Materials, waste, disposal or other environmental matters, including the Clean Water Act, the Clean Air Act, the Federal Water Pollution Control Act, the Solid Waste Disposal Act, the Resource Conservation Recovery Act, the Compre hensive Environmental Response, Compensation and Liability Act, and the statutes, rules, regulations and ordinances or the state, city and country in which the Corporation's property is located.

                                   ARTICLE IV
                    REPRESENTATIONS AND WARRANTIES OF OSICOM

          Osicom makes the following representations and warranties to the Corporation and each of the Shareholders and the Corporation in executing this Agreement, has relied and will rely on the correctness and completeness of such representations and warranties:

          4.01. ORGANIZATION. Osicom is a corporation, duly organized, validly existing and in good standing under the laws of the State of New Jersey, and has the corporate power to carry on its business as now conducted and to own its assets.

          4.02. NO BREACH. The execution and delivery of this Agreement by Osicom and the consummation of the transactions contemplated hereby will not:
(a) violate any provision of the Certificate of Incorporation or By-Laws of Osicom, (b) violate any judgment, order, injunction, decree or award against, or binding upon, Osicom or upon its properties or assets, or (c) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking to which Osicom is a party or by which any of its properties or assets may be bound (except for such violations, conflicts, breaches or defaults as to which required waivers or consents by other parties have been, or will, prior to the Closing, be, obtained or which will not have a material adverse effect on Osicom).

          4.03. AUTHORITY FOR AND BINDING NATURE OF AGREEMENT. All corporate and other proceedings required to be taken by or on behalf of Osicom including, without limitation, all actions required to be taken by its Board of Directors, to authorize Osicom to enter into and carry out this Agreement will have been duly and properly taken at or prior to the Closing Date. This Agreement has been duly executed and delivered by Osicom and is valid and binding upon Osicom in accordance with its terms.

          4.04. BROKERS. All negotiations relative to this Agreement and the transactions contemplated hereby have been carried on directly with the Corporation and the Principal Shareholders by Osicom without the intervention of any broker, finder, investment banker or other third party other than Tucker. Osicom has not engaged, consented to, or authorized any broker, finder, investment banker or third party to act on its behalf, directly or indirectly, as a broker or finder in connection with the transactions contemplated by this Agreement other than Tucker, and Osicom agrees to indemnify each of the Shareholders against, and to hold each of them harmless from, any claim for brokerage or similar commission or other compensation which may be made against any Shareholder by any third party in connection with the transactions contemplated hereby, which claim is based upon any action by Osicom.

          4.05. CONSENTS. All requisite consents of governmental and other regulatory agencies, foreign or domestic, and of other parties required to be received by or on the part of Osicom to enable it to enter into and carry out this Agreement in all material respects have been, or prior to the Closing will have been, obtained.

          4.06. LITIGATION. There are no actions, suits, proceedings or governmental investigations relating to Osicom or to any of its properties, assets or businesses pending or, to the knowledge of Osicom's officers, after reasonable inquiry, threatened, or any other, injunction, award or decree outstanding against or against or relating to any of its properties, assets or businesses.

          4.07. PUBLIC REPORTS. Osicom has filed all required forms, reports and documents with the Commission since March 31, 1995 (collectively, the "SEC Reports"), all of which were prepared in accordance with the applicable requirements of the Securities Exchange Act of 1934 and the Securities Act of 1933, each as amended, and the rules and regulations promulgated thereunder (the "Securities Laws"). The SEC Reports were filed with the Commission in a timely manner and constitute all forms, reports and documents required to be filed by Osicom since March 31, 1995, under the Securities Laws. As of their respective dates, the SEC Reports (i) complied as to form in all material respects with the applicable requirements of the Securities Laws and (ii) did not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were made, not misleading. Each of the consolidated balance sheets of Osicom included in or incorporated by reference into the SEC Reports (including the related notes and schedules) fairly presents the consolidated financial position of Osicom on a consolidated basis as of its date and each of the consolidated statements of income, retained earnings and cash flows of Osicom included in or incorporated by reference into the SEC Reports (including any related notes and schedules) fairly presents the results of operations, retained earnings or cash flows, as the case may be, of Osicom on a consolidated basis for the periods set forth therein (subject, in the case of unaudited statements, to normal year-end audit adjustments which would not be material in amount or effect), in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except as may be noted therein and except, in the case of the unaudited statements, as permitted by Form 10-Q pursuant to Section 13 or 15(d) of the Exchange Act. Osicom has provided copies of the SEC Reports to each of the Shareholders.

          4.08. ACQUISITION. Acquisition is currently a corporation in formation by Osicom. At the Closing, Osicom will cause Acquisition to make representations substantially identical to those in Sections 4.01, 4.02, 4.03, 4.05 and 4.06 with respect to itself.

          4.09. OSICOM STOCK. The Osicom Stock to be issued under this Agreement has been duly authorized and reserved for issuance and, when issued in accordance with this Agreement, will be validly issued and outstanding, fully paid and non-assessable.

                                    ARTICLE V
                              PRE-CLOSING COVENANTS

          The Corporation and the Principal Shareholders hereby covenant that, from and after the date hereof, and until the Closing or earlier termination of this Agreement:

          5.01. ACCESS. The Corporation shall afford to the officers, attorneys, accountants and other authorized representa tives of Osicom free and full access, during regular business hours and upon reasonable notice, to the books, records, personnel and properties of the Corporation (including, without limitation, the work papers prepared by the Corporation's auditors) so that Osicom may have full opportunity to make such review, examination and investigation as it may desire of their respective businesses and affairs. The Corporation will cause its employees, accountants and attorneys to cooperate fully with said review, examination and investigation and to make full disclosure to Osicom of all material facts affecting their respective financial conditions and business operations.

          5.02. CONDUCT OF BUSINESS. The Corporation shall conduct its business only in the ordinary and usual course and make no material change in any of their policies without the prior written consent of Osicom.

          5.03. INSURANCE. The Corporation shall maintain in force the insurance policies listed in the Disclosure Letter, except to the extent that they may be replaced with equivalent policies at the same or lower rates approved by Osicom.

          5.04. LIABILITIES. The Corporation shall not incur any obligation or liability, absolute or contingent, except for those incurred in the ordinary and usual course of its business; nor shall it pay any obligation or liability other than: (i) the foregoing obligations and liabilities, (ii) debts, liabilities, and obligations set forth in the Balance Sheet; (iii) debts, liabilities and obligations arising after the Balance Sheet Date in the ordinary course of their respective businesses; and (iv) debts, liabilities and obligations under the contracts, agreements, past practices, arrangements, relationships, documents and instruments listed, described or contained in this Agreement or in the Schedules annexed to this Agreement.

          5.05. PRESERVATION OF BUSINESS. The Corporation will use reasonable efforts to preserve the Corporation's business organization intact, to keep available the services of their present officers, employees and consultants (except as Osicom may otherwise approve), and to preserve its goodwill.

          5.06. FINANCIAL STATEMENTS. The Corporation will cause the June 30, 1996 financial statements of the Corporation to be audited and will provide Osicom with such unaudited financial statements of the Corporation up to and including the Closing Date as Osicom may reasonably request.

          5.07. NO BREACH. The Corporation will (i) use reasonable efforts to assure that all of its representations and warranties contained herein are true in all material respects of the Closing Date as if repeated at and occur with respect to any of its covenants, representations or warranties contained herein that has not been cured by the Closing Date; (ii) not voluntarily take any action or do anything which will cause a material breach of or default respecting such covenants, representations or warranties; and (iii) promptly notify Osicom of any event or fact which represents or is like to cause such a breach or default.

          5.08. NO NEGOTIATIONS. So long as Osicom is proceeding in good faith with consummation of the transactions contemplated hereby on the terms contained herein, neither the Corporation nor any of its officers or directors nor any of the Principal Shareholders shall enter into or conduct negotiations, or enter into any agreement or understanding, for the sale or possible sale of any securities of the Corporation of the business or the assets of the Corporation, with anyone other than Osicom unless the Closing shall not have occurred by September 30, 1996.

                                   ARTICLE VI
           CONDITIONS PRECEDENT TO THE OBLIGATIONS TO OSICOM TO CLOSE

          The obligations of Osicom to enter into and complete each Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by Osicom (except when the fulfillment of such condition is a requirement of law).

          6.01. REPRESENTATIONS AND WARRANTIES. All representa tions and warranties of the Corporation contained in this Agreement and in any written statement (including financial statements), exhibit, certificate, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date. All such statements, exhibits, schedules and other documents shall be in form and substance acceptable to Osicom.

          6.02. COVENANTS. The Corporation shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          6.03. NO ACTION. No action, suit, proceeding or investigation shall have been instituted, and be continuing before a court or before or by a governmental body or agency, and be unresolved, to restrain or to prevent or to obtain damages in respect of, the carrying out of the transactions contemplated hereby, or which might materially and adversely affect the right of Osicom to consummate the Merger or to operate or control the assets, properties and business of the Corporation after the Closing Date, or which might have a materially adverse effect thereon.

          6.04. CONSENTS, LICENSES AND PERMITS. The Corporation, Acquisition, the Principal Shareholders and Osicom shall have each obtained all consents, licenses and permits of third parties necessary for the performance by each of them of all of their respective obligations under this Agreement, and such other consents, if any, to prevent (i) agreements of the Corporation from terminating, the termination of which, in the aggregate, would have a material adverse effect on the business, financial condition or assets of the Corporation, or (ii) any material indebtedness of any of the Corporation (other than the indebtedness of the Corporation to MBDC, which shall be paid at the Closing) from becoming due or being subject to becoming due with the passage of time or on notice as a result of the perfor mance of this Agreement, any other provisions of this Agreement to the contrary notwithstanding.

          6.05. CERTIFICATE. Osicom shall have received a certificate dated on each Closing Date, signed by the President and the Treasurer of the Corporation as to the satisfaction of the conditions contained in Sections 6.01 and 6.02.

          6.06. OPINION. Osicom shall have received the written opinion of Goodwin, Procter & Hoar, LLP, dated the Closing Date, in form and substance satisfactory to Osicom and its counsel.

          6.07. EMPLOYMENT AND CONFIDENTIALITY AGREEMENTS. The Corporation shall have entered into the Employment Agreement with Peterson and the confidentiality and non-competition agreement with Peterson and his immediate family.

          6.08. NO MATERIAL ADVERSE CHANGE. There shall have been no materially adverse change at the Closing Date in the business, assets and properties or financial status of the Corporation since the Balance Sheet Date.

          6.09. AUDIT. The audited financial statements as of June 30, 1996 of the Corporation shall have been delivered to, and be acceptable to, Osicom.

          6.10. SHAREHOLDER APPROVAL. Shareholders owning at least 95% of the outstanding Shares shall have voted to approve the Merger.

                                   ARTICLE VII
                    CONDITIONS PRECEDENT TO THE OBLIGATION OF
                  THE CORPORATION AND THE SHAREHOLDER TO CLOSE

          The obligation of the Principal Shareholder and the Corporation to enter into and complete the Closing is subject to the fulfillment, prior to or on the Closing Date, of each of the following conditions, any one or more of which may be waived by the Corporation and Principal Shareholder (except when the fulfillment of such condition is a requirement of law).

          7.01. REPRESENTATIONS AND WARRANTIES. All representa tions and warranties of Osicom contained in this Agreement and in any written statement, schedule or other document delivered pursuant hereto or in connection with the transactions contemplated hereby shall be true and correct in all material respects as at the Closing Date, as if made at the Closing and as of the Closing Date.

          7.02. COVENANTS. Osicom shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it prior to or at the Closing.

          7.03. NO ACTIONS. No action, suit, proceedings or investigation shall have been instituted, and be continuing, before a court or before or by a governmental body or agency, or have been threatened, and be unresolved, by any governmental body or agency to restrain or prevent, or obtain damages in respect of, the carrying out of the transactions contemplated hereby.

          7.04. CERTIFICATES. The Principal Shareholders shall have received a certificate of Osicom, dated the Closing Date, signed by the Chairman, President or any Vice President of Osicom as to the satisfaction of the conditions contained in Sections 7.01 and 7.02.

          7.05. OPINION. The Shareholders shall have received the opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, dated the Closing Date, in form and substance satisfactory to the Principal Shareholders and their counsel.

          7.06. DEBT PAYMENTS. The $120,000 payment with respect to the Peterson Note shall have been made and Osicom shall have paid or assumed the Fremont Bank indebtedness and repaid (and Peterson shall have been released from his guaranty thereof) the MBDC indebtedness.

          7.07. SHAREHOLDER APPROVAL. Shareholders owning at least 95% of the outstanding Shares shall have voted to approve the Merger.

                                  ARTICLE VIII
                                     CLOSING

          8.01. LOCATION. The Closing provided for herein shall take place at the office of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel, 99 Wood Avenue South, Woodbridge, New Jersey at 10:00 o'clock a.m. on September 10, 1996 or at such other time and place as may be mutually agreed to by the parties hereto. Such date is referred to in this Agreement as the "Closing Date."

          8.02. ITEMS TO BE DELIVERED BY THE CORPORATION. At the Closing, the Corporation will deliver or cause to be delivered to Osicom:

               (a) The Articles of Merger;

               (b) The Employment Agreement with Peterson;

               (c) The Confidentiality and Non-Competition Agreement;

               (d) The certificates required by Section 6.05;

               (e) The opinion of Goodwin, Procter & Hoar, LLP as required by
Section 6.06;

               (f) The resignations of the Corporation's directors;

               (g) The escrow agreement pursuant to Section 9.04 of this Agreement; and

               (h) Such other certified resolutions, documents and certificates as are required to be delivered by the Corporation and the Principal Shareholders pursuant to the provisions of this Agreement.

          8.03. ITEMS TO BE DELIVERED BY OSICOM AND ACQUISITION. At the Closing, Osicom or Acquisition will deliver or cause to be delivered to the Principal
Shareholders:

               (a) The Articles of Merger;

               (b) The Purchase Price in accordance with Section 1.02 hereof;

               (c) The stock options for Peterson and the Named Employees;

               (c) The certificate required by Sections 7.04; and

               (e) The $120,000 payment to Peterson and the Peterson Note;

               (f) The opinion of Greenbaum, Rowe, Smith, Ravin, Davis & Himmel;

               (g) Evidence of Osicom's payment or assumption of the Corporation's indebtedness to Fremont Bank and the Massachu setts Business Development Corporation;

               (h) The representations of Acquisition pursuant to Section 4.08;

               (i) The escrow agreement referred to in Section 9.04; and

               (j) Such other certified resolutions, documents and certificates as are required to be delivered by Osicom pursuant to the provisions of this Agreement.

                                   ARTICLE IX
                  SURVIVAL OF REPRESENTATIONS; INDEMNIFICATION

          9.01. SURVIVAL. The parties hereto agree that their respective representations, warranties, covenants and agreements contained in this Agreement shall survive the Closing for a term of eighteen (18) months with the exception of those regarding taxes set forth in Section 3.10 which shall survive until the expiration of the respective periods within which such taxes may be assessed.

          9.02. INDEMNIFICATION. The Shareholders, pro rata to their respective shares of the Merger Consideration, agree to save, defend and indemnify Osicom against and hold it harmless from any and all liabilities, of every kind, nature and descrip tion, fixed or contingent (including, without limitation, counsel fees and expenses in connection with any action, claim or proceeding relating to such liabilities) (collectively, "Damages") (a) resulting or arising out of, caused by or otherwise relating to any failure by the Corporation to perform or otherwise fulfill or comply with any undertaking, agreement or obligation of the Corporation under this Agreement or by reason of any breach of any breach of any representation or warranty of the Corporation under this Agreement, and (b) any severance or similar payments due to the employees of the Corporation that are parties to Executive Salary Continuation Agreements with the Corporation as of the Closing Date whose employment is terminated during the First Year, provided that Peterson, acting in good faith, approves such termination. Osicom agrees to save, defend and indemnify the Shareholders against and hold it harmless from any and all losses, damages, deficiencies or liabilities caused by, resulting or arising from or otherwise relating to any failure by Osicom to perform or otherwise fulfill or comply with any undertaking, agreement or obligation of Osicom hereunder or by reason of any breach of any representation or warranty of Osicom contained herein. The party providing indemnification under either the two previous sentences is referred to as the "Indemnifying Party" and the party receiving the benefit of indemnification is referred to as the "Indemnified Party." At the Closing, Shareholders owning at least 95% of the Shares will execute a signature page with respect to the escrow agreement.

          9.03. DEFENSE OF CLAIMS. The Indemnified Party agrees to notify the Indemnifying Party with reasonable promptness of any claim asserted against it or them in respect of which the Indemnifying Party, may be liable under this Agreement, which notification shall be accompanied by a written statement setting forth the basis of such claim and the manner of calculation thereof. The Indemnifying Party shall have the right to defend any such claim at their own expense and with counsel of their choice; provided, however, that such counsel shall have been approved by Osicom prior to engagement, which approval shall not be unreasonably withheld, or delayed; and provided further, that Indemnified Party may participate in such defense, if it so chooses, with its own counsel and at its own expense.

          9.04. LIMITATION ON LIABILITY; ESCROW. The Indemnifying Party will have no liability under Section 9.02(a) if the Damages are less than

Fifty Thousand Dollars ($50,000); however once such $50,000 amount is equaled or exceeded, the Indemnifying Party shall be liable for $25,000 of the first $50,000 of such Damages, and for all damages in excess of $50,000. However, such $50,000 limit will not apply to the indemnification for severance or similar payments under Section 9.02(b). The liability of each Shareholder under Section
9.01 of this Agreement shall be limited (a) to the pro rata portion of the amount of the Merger Consideration received by such Shareholder plus the amount realized, if any, by such Shareholder upon the exercise of any stock options granted to such Shareholder in connection with the Closing hereunder (collective ly, the "Total Consideration") during the First Year, and (b) to twenty-five (25%) of the amount of the Total Consideration during the first six (6) months of the Second Year; provided, however, that (a) the Shareholders shall be entitled to pay indemnification claims with shares of Osicom Stock, valued for this purpose at the Market Value on the Closing Date, or in cash; and (b) with respect to shares of Osicom Stock received by a Shareholder that are sold, a Shareholder's liability hereunder shall be limited to the net proceeds before taxes received from the sale thereof. Furthermore, none of the Shareholders other than the Principal Shareholder shall have any liability to Osicom with respect to the covenants, representations and warranties made in this Agreement except for such liability as is specifically provided for in this Article IX. At the Closing, an amount equal to $1,476,000 will be placed in an escrow account, which will be interest bearing if the Merger Consideration is paid in cash, pursuant to a separate escrow agreement, to be used to fund any claims against the Shareholders under Section 9.02 and, to the extent not so used, to be released to the Shareholders eighteen (18) months following the Closing Date, except that $276,000 less any amounts paid pursuant to Section 9.02(b) will be released on the first anniversary of the Closing Date. Osicom agrees to satisfy any indemnification claim first from the amount held in escrow. If such escrow is funded with Osicom Stock, such stock shall be valued at Market Value on the Closing Date if and when used to satisfy a claim for indemnification.

                                    ARTICLE X
                             TERMINATION AND WAIVER

          10.01. TERMINATION. Anything herein or elsewhere to the contrary notwithstanding, this Agreement may be terminated and the transactions provided for herein abandoned at any time prior to the Closing Date:

               (a) By mutual consent of Osicom, the Corporation and the Principal Shareholder;

               (b) By Osicom if any of the conditions set forth in Article VI hereof shall not have been fulfilled on or prior to September 30, 1996, or shall become incapable of fulfillment at any time, and shall not have been waived;

               (c) By the Corporation and Principal Shareholder if any of the conditions set forth in Article VII hereof shall not have been fulfilled on or prior to September 30, 1996, or shall have become incapable of fulfillment at any time, and shall not have been waived;

               (d) By Osicom if any material legal action or proceeding shall have been instituted or threatened seeking to restrain, prohibit, invalidate or otherwise affect the consummation of the transactions contemplated by this Agreement which makes it inadvisable, in the judgment of Osicom, to consummate same.

          In the event that this Agreement is terminated as described above, this Agreement shall be void and of no force and effect, without any liability or obligation on the part of any of the parties hereto except for any liability which may arise pursuant to Section 11.02.

          10.02. WAIVER. Any condition to the performance of the Corporation, the Principal Shareholder or Osicom which legally may be waived on or prior to the Closing Date may be waived at any time by the party entitled to the benefit thereof by action taken or authorized by an instrument in writing executed by the relevant party or parties. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party as a later time to enforce the same. No waiver by any party of the breach of any term, covenant, representation or warranty contained in this Agreement as a condition to such party's obligations hereunder shall release or affect any liability resulting from such breach, and no waiver of any nature, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or of any breach of any other term, covenant, representation or warranty of this Agreement.

                                   ARTICLE XI
                            MISCELLANEOUS PROVISIONS

          11.01. EXPENSES. Each of the parties hereto shall bear its own expenses in connection herewith. However, Osicom will pay up to $520,000 of the expenses of the Corporation relating to the transactions contemplated hereby, including fees and expenses of up to $325,000 to Tucker and legal and audit fees of the Corporation relating to this Agreement. All amounts so paid will reduce the Merger Consideration by such amount.

          11.02. CONFIDENTIAL INFORMATION. Each party agrees that such party and its representatives will hold in strict confidence all information and documents received from the other parties and, if the transactions herein contemplated shall not be consummated, each party will continue to hold such information and documents in strict confidence and will return to such other party all such documents (including the documents annexed to this Agreement) then in such receiving party's possession without retaining copies thereof; provided, however, that each party's obligations under this Section 11.02 to maintain such confidentiality shall not apply to any information or documents that are in the public domain at the time furnished by the others or that become in the public domain thereafter through any means other than as a result of any act of the receiving party or of its agents, officers, directors or shareholders which constitutes a breach of this Agreement, or that are required by applicable law to be disclosed.

          11.03. MODIFICATION, TERMINATION OR WAIVER. This Agreement may be amended, modified, superseded or terminated, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, but only by a written instrument executed by the party waiving compliance. The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right of such party at a later time to enforce the same.

          11.04. PUBLICITY. The parties agree that no publicity release or other public announcement concerning the transactions contemplated by this Agreement shall be issued by either party without the advance approval of both the form and substance of the same by the other party, which approval, in the case of any publicity, release or other public announcement required by applicable law, shall not be unreasonably withheld or delayed.

          11.05. NOTICES. Any notice or other communication required or which may be given hereunder shall be in writing and either be delivered personally or by reputable overnight delivery service, or be mailed, certified or registered mail, postage prepaid, as follows:


               If to the Principal Shareholder, or prior to Closing, the Corporation, to:

               the addresses set forth on Schedule A


               With a copy to:

               Goodwin, Procter & Hoar, LLP
               Exchange Place
               Boston, Massachusetts 02109
               Attention:  Richard E. Floor, P.C.

               and if to Osicom, to:

               2800 28th Street, Suite 100
               Santa Monica, California 90405

               With a copy to:

               Greenbaum, Rowe, Smith, Ravin & Davis
               99 Wood Avenue South
               P.O. Box 5600
               Woodbridge, New Jersey 07095
               Attention:  W. Raymond Felton

          The parties may change the persons and addresses to which the notices or other communications are to be sent to it by giving written notice of any such change in the manner provided herein for giving notice.

          11.06. BINDING EFFECT AND ASSIGNMENT. This Agreement shall be binding upon and inure to the benefit of the successors and assigns of the parties hereto; provided, however, that no assignment of any rights or delegation of any obligations provided for herein may be made by any party without the express consent of the other parties, and except that Osicom may assign this Agreement to an affiliate of Osicom.

          11.07. ENTIRE AGREEMENT. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof.

          11.08. DISCLOSURE LETTER. The Disclosure letter, the Exhibits and the documents and instruments referred to herein or required to be delivered simultaneously herewith or at the Closing are expressly made a part of this Agreement as fully as though completely set forth herein, and all references to this Agreement herein or in any of such Schedules, documents or instruments shall be deemed to refer to and include all the Disclosure Letter, the Exhibits and such other items.

          11.09. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the State of New Jersey applicable to agreements made and to be performed entirely within that state, excluding the choice of law rules thereof.

          11.10. COUNTERPARTS. This Agreement may be executed in counterparts, each of which shall be deemed to be an original, but which together shall constitute one and the same instrument.

          11.11. SECTION HEADINGS. The section headings contained in this Agreement are inserted for conveniences of reference only and shall not affect the meaning or interpretation of this Agreement.

          WITNESS the execution of this Agreement as of the date first above written.

                              OSICOM TECHNOLOGIES, INC.


                              By: /s/ Par Chadha
                                 ______________________________

                              Name: Par Chadha
                                   ____________________________

                              Title: Director
                                    ___________________________


                              DIGITAL PRODUCTS, INC.


                              By: /s/ Cornelius ("Pete") Peterson VIII
                                 _____________________________________

                              Name: Cornelius ("Pete") Peterson VIII
                                   ___________________________________

                              Title: President and Chief Executive Officer
                                    ______________________________________


                              PRINCIPAL SHAREHOLDER:

                              /s/ Cornelius ("Pete") Peterson VIII
                              _____________________________________
                              CORNELIUS PETERSON

                         AMENDMENT TO MERGER AGREEMENT


          Amendment dated September 12, 1996 to a Merger Agreement (the "Merger Agreement") dated as of July 1, 1996 by and among Osicom Technologies, Inc. ("Osicom"), DPI Acquisition Corp. ("Acquisition"), Digital Products, Inc. (the "Corporation") and Cornelius Peterson VIII ("Peterson").

          WHEREAS, the parties to the Merger Agreement wish to amend the Merger Agreement to (i) modify Section 2.05 of the Merger Agreement regarding the Corporation's outstanding stock options, (ii) establish the Market Value and Merger Consideration as of the Closing Date, as those terms are defined in the Merger Agreement, (iii) agree upon the expenses to be deducted from the Merger Consideration, (iv) provide the representations of Acquisition required by
Section 4.08 of the Merger Agreement, and (v) address certain other matters.

          NOW, THEREFORE, in consideration of the foregoing and the mutual covenants contained in this Amendment, the parties agree as follows:

          1. DEFINITIONS. Any capitalized term used in this Amendment and not otherwise defined shall have the meaning given in the Merger Agreement.

          2.  CLOSING DATE.  The Closing Date is established as September 12,
1996.

          3. STOCK OPTIONS. Section 2.05 of the Merger Agreement is hereby amended by the addition of the following after the second sentence and before the third sentence of Section 2.05: "In addition, certain options to acquire Common Stock, and certain bonuses payable to certain employees of the Corporation in Shares of Common Stock, will be assumed by Osicom issuing to such employees options to purchase shares of Osicom Common Stock at an exercise price of $.01 per share. The form of such option agreements will be in the form attached hereto. The Merger Consideration will be further reduced by the product of (a) the Market Value Per Share of Osicom Common Stock as of the date of this Amendment, times (b) the aggregate number of shares of Osicom Common Stock purchasable pursuant to such options. The names, addresses and number of shares subject to such options are set forth on Schedule A to this Amendment".

          4. NAMED EMPLOYEES. The Named Employees, to whom options to purchase 94,118 shares of Osicom Common Stock will be issued in the aggregate, are set forth on Schedule B to this Amendment. Osicom and Peterson will agree as to the allocation of options among the Named Employees as of the Closing Date.

          5. MARKET VALUE. The Market Value of Osicom Common Stock as of the Closing Date is $10.625 per share.

          6. EXPENSES. The expenses of the Shareholders and the Corporation which Osicom agreed to pay under Section 11.01 of the Merger Agreement as a reduction in the Merger Consideration are $534,994 in the aggregate. Exhibit C to this Agreement sets forth the parties to which such expenses are payable, the amounts thereof, and wire transfer instructions with respect thereto. The cost to repurchase options of DPI referred to in Section 2.05 is $62,177.

          7. MERGER CONSIDERATION. The Merger Consideration (after deducting the amounts referred to in Sections 3 and 6 of this Amendment) is $3,860,477, and the Per Share Merger Consideration (as defined in Section 1.08(c), as amended hereby) is $1.2731.

          8. REPRESENTATIONS BY ACQUISITION. Acquisition makes the following representations and warranties to the Corporation and each of the Shareholders, and the Corporation and Peterson, in executing this Amendment, has relied and will rely on the correctness and completeness of such representations and warranties:

              (a) Acquisition is a corporation, duly organized, validly existing and in good standing under the laws of the Commonwealth of Massachusetts, and has the corporate power to carry on its business as now conducted and to own its assets.

              (b) The execution and delivery of the Merger Agreement and this Amendment by Acquisition and the consummation of the transactions contemplated hereby will not: (i) violate any provision of the Articles of Incorporation or By-Laws of Acquisition, (ii) violate any judgment, order injunction, decree or award against, or binding upon, Acquisition or upon its properties or assets, or (iii) violate or, alone or with notice of the passage of time, result in the material breach or termination of, or otherwise give any contracting party the right to terminate, or declare a material default under, the terms of any agreement or other document or undertaking to which Acquisition is a party or by which any of its properties or assets may be bound.

              (c) All corporate and other proceedings required to be taken by or on behalf of Acquisition including, without limitation, all actions required to be taken by its Board of Directors and shareholders, to authorize Acquisition to enter into and carry out the Merger Agreement will have been duly and properly taken. The Merger Agreement has been duly executed and delivered by Acquisition and is valid and binding upon Acquisition in accordance with its terms.

              (d) All requisite consents of governmental and other regulatory agencies, foreign or domestic, and of other parties required to be received by or on the part of Acquisition to enable it to enter into and carry out the Merger Agreement in all material respects have been obtained.

              (e) There are no actions, suits, proceedings or governmental investigations relating to Acquisition or to any of its properties, assets or businesses pending or, to the knowledge of Acquisition's officers, after reasonable inquiry, threatened, or any other, injunction, aware or decree outstanding against or against or relating to any of its properties, assets or businesses.

          9. EFFECT OF AMENDMENT. Except as modified by this Amendment, the Agreement remains in full force and effect.

          IN WITNESS WHEREOF, this Amendment has been executed as of the date first written above.



                                        OSICOM TECHNOLOGIES, INC.


                                       By: /s/ Xin Cheng
                                           ---------------------------------
                                           XIN CHENG, President



                                        OSICOM TECHNOLOGIES, INC.


                                       By: /s/ Christopher Sue
                                           ----------------------------------
                                           CHRISTOPHER SUE, Treasurer



                                        DPI ACQUISITION CORP.


                                       By: /s/ Sharon G. Chadha
                                           ----------------------------------
                                           SHARON G. CHADHA, President



                                        DPI ACQUISITION CORP.


                                       By: /s/ Christopher Sue
                                           ----------------------------------
                                           CHRISTOPHER SUE, Treasurer



                                        DIGITAL PRODUCTS, INC.


                                       By: /s/ Cornelius (Neil) Peterson, IX
                                           ----------------------------------
                                           CORNELIUS (NEIL) PETERSON, IX,
                                           Vice President



                                        DIGITAL PRODUCTS, INC.


                                       By: /s/ George H. Simmons
                                           ----------------------------------
                                           GEORGE H. SIMMONS, Treasurer

                                           /s/ Cornelius Peterson, VIII
                                           ----------------------------------
                                           CORNELIUS PETERSON, VIII